Exhibit 5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to the Annual Report on Form 18-K of Development Bank of Japan Inc. of our reports dated January 30, 2009 relating to the consolidated and non-consolidated financial statements of Development Bank of Japan as of September 30, 2008 and March 31, 2008, and for the six-month period ended September 30, 2008 and the year ended March 31, 2008, and to the reference to us in such report as amended.

We also consent to the incorporation by reference of such report in Registration Statement No. 333-154791 under Schedule B of the Securities Act of 1933 filed by Development Bank of Japan Inc. and Japan with the Securities and Exchange Commission on October 28, 2008.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu Tokyo, Japan February 10, 2009